QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

VIA NET.WORKS investor contact:
Matt S. Nydell
 VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: ir@vianetworks.com

VIA NET.WORKS Reports First Quarter Results Meeting Guidance

HIGHLIGHTS

* Revenue of $20.2 million for first quarter meets guidance

* Negative cash flow reduced from $25.7 million in fourth quarter 2001 to $16.0 million in first quarter 2002

* Cost reduction efforts beginning to show positive results

* First quarter EPS reported at ($0.31) meeting guidance of ($0.32) to ($0.35)

RESTON, Va., May 13—VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) today reported $20.2 million in total revenue for the quarter ended March 31, 2002, meeting its guidance of between $19.5 and 20.0 million. First quarter 2002 revenue represented a slight increase from fourth quarter 2001 revenue of $19.8 million and a decline of 20 percent from first quarter 2001 revenue of $25.4 million.

Value added Internet products and services represented 46 percent of the quarter's total revenue, up from 44 percent in the fourth quarter 2001. 47 percent of the first quarter's revenue came from business access services and 7 percent was generated by residential access services. VIA focuses its sales efforts on higher margin value added and web related value added services. Value added services include security services, managed bandwidth, hardware and software sales and training. Web related value added services include web hosting, web design and domain registration services.

VIA reported an EBITDA loss for the first quarter of $12.5 million. VIA's first quarter EBITDA showed improvement over the fourth quarter levels partially as a result of collections of accounts receivable in our UK operation that were previously deemed uncollectable. Net loss for the quarter was $18.6 million, or ($0.31) per share. This net loss included non-cash compensation charges of $527,000 or ($0.01) per share related to the Company's stock option plans and $2.9 million or ($0.05) per share in depreciation and amortization charges. Foreign currency losses related to our Euro cash balances and the valuation of intercompany balances were $3.0 million, or ($0.05) per share. VIA's net loss was reduced by $595,000, or $0.01 per share, in interest income.

During the first quarter, VIA's cost of Internet services decreased slightly from fourth quarter levels and, as a percentage of revenue, declined from 62 percent in the fourth quarter to 57 percent in the first quarter. VIA's cost reduction program showed positive results in the first quarter. Sales and marketing expenses equaled 13 percent of revenue, down from 25 percent in the prior quarter. During the quarter, VIA reduced its total headcount from 973 to 906. General and administrative expenses equaled $18.5 million, or 91 percent of revenue, down from $19.4 million, or 98 percent in the prior quarter. First quarter general and administrative costs included significant costs associated with severance payments made to senior executives departing from VIA and the continued development and deployment of VIA's multi-vendor integrated provisioning, billing and customer care platform, which was then suspended during the quarter.

Cash and cash equivalents at March 31, 2002 totaled $121.8 million. VIA continued to maintain a low debt position with only $1.4 million of debt on its balance sheet, down from approximately $1.9 million at the end of the fourth quarter 2001.

Business Outlook

The following statements regarding our operational and strategic review, the viability of our business, the opportunity to reach profitability, future revenues, the impact of our exit from certain countries, EPS and cash flow, are forward-looking statements that involve a number of risks and uncertainties. These statements are based on current expectations and actual results may differ materially. Among the factors that could cause actual results to differ materially are: unanticipated costs associated with restructuring plans; issues relating to the timing of the closure or sale of operations or offices, which could impact timing or the amount of the loss incurred; changes in competitive, regulatory or economic conditions or continuing market weakness in one or more of our operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; changes in product mix which could alter overall margins; deterioration in exchange rates, particularly in the Euro and British Pound currencies, which could reduce US dollar denominated reported revenue; and other risk factors listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended March 31, 2002. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Acting Chief Executive Officer Karl Maier commented, "We are encouraged with the first quarter 2002 financial results as the actions we have taken since late January are beginning to show tangible results, most significantly a meaningful reduction in our cash burn." Maier further stated, "We have also made substantial progress in our plan to exit certain of our country operations, including entering into the second phase of an auction to sell our operations in Argentina and Brazil. While one quarter does not create a trend, we are pleased with the progress to date and the renewed enthusiasm at the country operations."

For the second quarter 2002, VIA expects to report revenues of between $19.5 and $20.0 million, down slightly from first quarter 2002 levels due to the planned sale of certain of our operations, including our operations in Argentina and Brazil. We anticipate that we will incur a one-time non-cash loss associated with the sale of these operations. Excluding this loss, we anticipate a net loss per share in the second quarter of between ($.28) and ($.31), equal to or slightly better than our first quarter loss of ($.31). During the quarter, VIA expects to continue to reduce its net cash use to approximately $14.6 million compared to $16.0 million during the first quarter 2002, leaving VIA with a cash balance of approximately $107.2 million.

"In the second quarter, we are remaining focused on reducing costs," Maier stated. "Since the end of the first quarter, we have reduced our headcount further. We also plan to exit certain additional countries in the next several quarters, which will enable management to focus on our key operations and further progress toward our goal of reaching profitability," continued Maier. He stated, "Consistent with this program, we have also decided that, in order to bring our corporate management team closer to our operations, we will relocate certain of our corporate personnel to Europe in the coming months. As a result of all the changes going on at VIA, we are unable to project operating results beyond the second quarter of 2002."

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE) is a single-source provider of managed Internet services for business. Serving businesses in Europe and the Americas, VIA is committed to improving each customer's business productivity and competitiveness. VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting http://www.vianetworks.com.

VIA will host a conference call to discuss its first quarter results on Tuesday, May 14, 2002 at 8:45 a.m. EDT. This call will be open to the public as a simultaneous audio webcast over the Internet. Listeners can access this webcast by following the instructions posted on the Investor Relations page of the Company's web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m. EDT on Tuesday, May 14, 2002 until 5 p.m. EDT on Tuesday, June 4, 2002. You can listen to the replay over the Internet by going to the Investor Relations page of the Company's web site at http://www.vianetworks.com and following the posted instructions, or by dialing 877-519-4471 (U.S.) or 973-341-3080 (international), access code 3275567 for both.

VIA NET.WORKS, Inc.
Consolidated Statements of Operations
(in thousands of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2002	2001
Revenue	$20,223	$25,436
Operating costs and expenses
Internet services	11,626	13,491
Sales and marketing	2,596	6,454
General and administrative	18,462	16,542
Non-cash compensation charges	527	763
Depreciation and amortization	2,861	15,419

Total operating costs and expenses	36,072	52,669

Loss from operations	(15,849)	(27,233)
Interest income, net	553	2,525
Other expense, net	(345)	(45)
Foreign currency (losses)/gains	(2,951)	(5,545)
Income tax benefit/(expense)	—	(332)
Minority interest	—	140

Net loss	$(18,592)	$(30,490)
Basic and diluted loss per share	$(0.31)	$(0.50)
Shares used in computing basic and diluted loss per share	60,147,704	60,811,180
EBITDA [1]	(12,461)	(11,051)

1 EBITDA represents loss from operations before depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry as a measure of performance, it should not be considered an alternative to net earnings or cash flows from operating activities, when determined in accordance with generally accepted accounting principles, or GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies.

VIA NET.WORKS, Inc.
Consolidated Balance Sheets
(in thousands of U.S. dollars)

	March 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$121,838	$137,854
Trade and other accounts receivable, net	16,680	16,020
Other current assets	5,169	4,597

Total current assets	143,687	158,471
Property and equipment, net	18,738	20,579
Goodwill, net	17,702	17,134
Intangible assets, net	653	1,750
Other assets	760	767

Total assets	$181,540	$198,701

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	14,978	11,200
Short term notes, current portion of long-term debt and capital lease obligations	1,175	1,632
Deferred revenue	11,618	12,188
Other current liabilities and accrued expenses	13,419	17,199

Total current liabilities	41,190	42,219
Long-term debt and capital lease obligations, less current portion	186	241

Total liabilities	41,376	42,460
Stockholders' equity:
Preferred Stock	—	—
Common stock	61	61
Additional paid-in capital	555,574	557,358
Treasury stock	(733)	(733)
Accumulated deficit	(403,213)	(384,621)
Deferred compensation	—	(2,311)
Accumulated other comprehensive loss	(11,525)	(13,513)

Total stockholders' equity	140,164	156,241
Total liabilities and stockholders' equity	$181,540	$198,701

QuickLinks

  Exhibit 99
VIA NET.WORKS, Inc. Consolidated Statements of Operations (in thousands of U.S. dollars, except share and per share data)
VIA NET.WORKS, Inc. Consolidated Balance Sheets (in thousands of U.S. dollars)